UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2010 (November 11, 2010)

AMERICA’S SUPPLIERS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-27012	27-1445090
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7575 E. Redfield Rd.
Suite 201
Scottsdale, AZ 85260
(Address of principal executive offices) (Zip code)

480-922-8155
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 11, 2010, America’s Suppliers, Inc. (the “Company”) entered into an employment agreement, with Marc Joseph (the “Joseph Agreement”) pursuant to which Mr. Joseph will continue to serve as President and Chief Executive Officer of DollarDays International, Inc., a wholly-owned subsidiary of the Company (“DollarDays”) and Chief Executive Officer and President of Wow My Universe, Inc., a wholly-owned subsidiary of the Company (“Wow”).  The Joseph Agreement has a two year term and provides for a base salary of $180,000.  In addition, the Joseph Agreement provides for (i) a bonus of $30,000 cash compensation for services provided in fiscal year 2010, (ii) warrants to purchase 150,000 shares of common stock of the Company, on terms to be determined by the Board of Directors of the Company (the “Board”), (iii) $15,000 cash compensation in the event DollarDays achieves 100% of certain performance milestones established by the Board, (iv) warrants to purchase 100,000 shares of common stock of the Company, on terms to be determined by the Board, in the event DollarDays achieves 100% of certain performance milestones established by the Board, (v) warrants to purchase 50,000 shares of common stock of the Company, on terms to be determined by the Board, in the event DollarDays achieves 115% of certain performance milestones established by the Board, (vi) warrants to purchase 50,000 shares of common stock of the Company, on terms to be determined by the Board, in the event DollarDays achieves 125% of certain performance milestones established by the Board and (vii) warrants to purchase 50,000 shares of common stock of the Company, on terms to be determined by the Board, in the event DollarDays achieves 135% of certain performance milestones established by the Board.  In the event the Joseph Agreement is terminated by the Company or Mr. Joseph for any reason or no reason (other than for Cause, as defined in the Joseph Agreement), Mr. Joseph shall receive all compensation due as of the termination date and severance equal to 9 months’ base salary.  A copy of the Joseph Agreement is attached hereto as Exhibit 10.1.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement, dated November 11, 2010, by and between America’s Suppliers, Inc. and Marc Joseph.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICA’S SUPPLIERS, INC.

Dated: November 17, 2010	By:	/s/ Marc Joseph
Name: Marc Joseph
Title: President